BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

406 Lippincott Drive, Ste. J
Marlton, New Jersey 08053-4168
(856) 346-2828 Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Giant Motorsports, Inc.
13134 Route 62
Salem, OH 44460

We hereby consent to use in the Prospectus constituting a part of this Registration Statement of our report dated April 7, 2008, relating to the consolidated financial statements of Giant Motorsports, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Marlton, NJ 08053

June 18, 2008